Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Trustees and Shareholders
Lexington Realty Trust:
We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-157860, 333-157858, 333-157857, 333-182534), and on Form S-8 (File No. 333-175618) of Lexington Realty Trust of our report dated February 28, 2012, except as to notes 3, 5, 6 and 18, which are as of August 30, 2012, with respect to the consolidated balance sheets of Lexington Realty Trust and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in equity, comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, which report appears in the current report on Form 8-K of Lexington Realty Trust dated August 30, 2012.

(signed) KPMG LLP
New York, New York
August 30, 2012